Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202-4444
Company contact:
     Andrea Brown
     (303) 565-4600
     abrown@teton-energy.com
     www.teton-energy.com
Teton Energy Announces Executive and Director Changes
Bill Pennington to Resign as CFO; Will Join Teton Board as Director
William K. White to Resign From the Board
DENVER August 24, 2007. Teton Energy Corporation (“Teton”) (AMEX: TEC) announced today that Bill I. Pennington, Teton’s Chief Financial Officer and Executive Vice President, has resigned for personal reasons, effective August 31, 2007. Mr. Pennington is moving to Austin, Texas from Denver, and will not be taking another position as CFO with an oil and gas company. He will join the Teton Board as a Director, effective September 14, 2007.
“I have enjoyed my time at Teton as CFO, but feel that for personal and family reasons, it is time for me to make this change,” stated Mr. Pennington. “I look forward to continuing to make contributions and maintaining continuity at the Board level as Teton continues to grow.”
“Bill has done a tremendous job in the short time he has been with the Company,” commented Karl Arleth, President and CEO. “He has built and staffed an internal accounting organization that is poised to meet the increasing challenges of a growing company, has played a critical role in our financings, and has been a good friend and partner in moving this Company forward over the last one and a half years. His presence will be missed.”
“We are pleased to have Bill Pennington join the Teton Board,” said Jim Woodcock, non-executive Chairman. “Bill brings substantial hands-on financial experience to our Board and continuity and perspective with respect to Teton’s growth strategy. We welcome Bill to the Teton Board of Directors.”
Teton Energy has retained Preng and Associates, a Houston based executive placement firm to conduct the search for a new CFO. Mr. Pennington will actively work with the firm during the recruiting process.
The Company also announced that William K. White has resigned from the Board of Directors effective August 31 due to his desire to pursue other activities which potentially could conflict with his role as a director on Teton’s Board.
“My participation as a board member of another energy company may conflict with my fiduciary responsibilities on the Teton Board,” stated Mr. White. “Therefore, I believe it is in the best interest of the Company and its shareholders that I resign from the Board at this time. I have enjoyed my term on the Teton Board and wish the Company well in its future endeavors.”
“After considerable review and discussion, we support Bill’s decision and believe it is in the best interests of our shareholders,” commented Tom Conroy, outside Director and Chair of Teton’s Governance and Nominating Committee. “We will miss Bill and wish him well.”

“Bill White has made substantial contributions to the Company during his tenure on our Board,” said Karl Arleth, President and CEO. “We greatly appreciate his expertise and contributions and wish Bill all the best.”
“The Board of Directors is grateful to have had Bill White on board at a critical time in the evolution of the Company,” commented Jim Woodcock, non-executive Chairman. “Bill is a good friend whom we will miss on the Board, but whose contributions will not be forgotten at Teton.”
Company Description. Teton Energy Corporation (AMEX: TEC), is an independent oil and gas exploration and production company based in Denver, Colorado. Teton is focused on the acquisition, exploration and development of North American properties and has current operations in the Rocky Mountain region of the U.S. The Company’s common stock is listed on the American Stock Exchange under the ticker symbol “TEC.” For more information about the Company, please visit the Company’s website at www.teton-energy.com.
Forward-Looking Statements. This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the Company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company’s operating and financial results are included in Teton’s Annual Report on Form 10-K for the year ended December 31, 2006. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge, upon request from the Company.